Exhibit 10.1

AMENDMENT 2008-1

TO

SENIOR MANAGEMENT AGREEMENT

THIS AMENDMENT 2008-1 (the “Amendment”), dated as of November 12, 2008, is entered into by and between Antares Pharma, Inc., a Delaware corporation (the “Company”), and Robert F. Apple (“Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into a Senior Management Agreement, dated February 9, 2006 (the “Existing Agreement”);

WHEREAS, the Company and Executive desire to amend the Existing Agreement to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, and to make certain other clarifying changes; and

WHEREAS, Section 11.15 of the Existing Agreement provides that the Existing Agreement may be amended pursuant to a written agreement executed by both parties.

NOW, THEREFORE, the Company and Executive hereby agree that, effective as of November 12, 2008, the Agreement shall be amended as follows:

1.        Section 1.4 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Termination by the Company. The Company may terminate Executive’s employment and all other positions with the Company upon written notice to Executive at any time (i) due to the Permanent Disability (as defined below) of Executive, subject to the requirements of applicable law, (ii) at the time specified in the Non-Renewal Notice delivered by the Company to Executive, (iii) for Cause (as defined below), or (iv) without Cause, for any or no reason.”

2.         Section 1.6(c) of the Existing Agreement is hereby amended in its entirety to read as follows:

“‘Good Reason’ shall mean the occurrence of one or more of the events identified in Section 1.6(c)(1) through 1.6(c)(6) without the prior written consent of Executive; provided that Executive delivers written notice to the Company of his intention to resign from employment due to one or more of such events within ninety (90) days of the occurrence of such event, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, such event or events are not cured by the Company within thirty (30) days following delivery of such written notice, and Executive resigns within ninety (90) days following the expiration of the Company’s cure period: (1) a material reduction in Executive’s Base Salary (as defined below); (2) a change in the designation of title from Senior Vice President and Chief Financial Officer of the Company or successor entity (unless such change is to a higher title and level of responsibility) that results in a material diminution in Executive’s authority, duties and responsibilities; (3) a material change in the geographic location at which Executive must perform services, such that it results in a relocation of Executive’s principal business location to a location that is sixty (60) miles or more from Center City Philadelphia; (4) the failure of the Company to require any successor to the Company to assume, in writing, the obligations of the Company to Executive under this Agreement and any other agreement between the Company and Executive then in effect; (5) the Company’s failure to materially comply with the terms of this Agreement or (6) the Company’s delivery to Executive of a Non-Renewal Notice under Section 1.2, provided Executive is willing and able to enter into a new employment agreement providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company.”

3.         Section 2.2 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Bonuses. For each calendar year commencing on or after January 1, 2006 in which the Company employs the Executive, the Executive shall be eligible to receive a target annual bonus targeted at twenty percent (20%) with a maximum of thirty five percent (35%) of his Base Salary for each such calendar year, the exact amount to be established by the CEO with the approval of the Compensation Committee (the “Discretionary Bonus”); provided, however, that a reduction in the Executive’s target annual bonus below twenty percent (20%) or reduction in the maximum target annual bonus below thirty five percent (35%) of the Executive’s Base Salary for any calendar year during the Employment Period shall constitute a failure by the Company to materially comply with the terms of this Agreement. The Discretionary Bonus shall be payable based upon achieving business objectives to be determined by the CEO in consultation with the Executive and approved by the Compensation Committee. The business objectives shall be made available to the Executive in writing before the beginning of each calendar year. The Discretionary Bonus shall be payable in cash, shares of the Company stock or in some combination thereof, as determined by the Board in its sole discretion, and shall be paid on or after January 1, but no later than March 15 of the fiscal year following the fiscal year for which such Discretionary Bonus is earned.”

4.         The first sentence of Section 2.3(a) of the Existing Agreement is hereby amended in its entirety to read as follows:

“Except as provided in Section 2.3(b) hereof, the Company shall have no further obligations hereunder with respect to Executive’s compensation and benefits hereunder from and after the date that Executive’s employment with the Company terminates for any reason other than (i) the payment of (A) any Base Salary earned, accrued and owing, but not yet paid through the date of such termination, (B) any bonus earned but unpaid for the fiscal year preceding the fiscal year of such termination, and (C) expenses incurred (but not yet reimbursed) pursuant to Section 2.4(c) hereof; (ii) the fulfillment of the Company’s obligation as a result of any of Executive’s vested benefits as of the date of such termination under any health or welfare benefit plans maintained, or contributed to, by the Company, in accordance with the terms and conditions of each such plan or program; and (iii) the provision of any benefit required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or any other applicable law, rule or regulation.”

5.         The first sentence of Section 2.3(b) of the Existing Agreement is hereby amended in its entirety to read as follows:

“In addition to the obligations under Section 2.3(a) and subject to Section 11.2 hereof, in the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive, for the duration of the Severance Period, continuation of (i) Base Salary payable twice monthly in equal installments over the Severance Period pursuant to the Company’s normal payroll practices with payments to commence within thirty (30) days following Executive’s termination of employment and (ii) medical and dental coverage for the Severance Period, at the level in effect at the date of his termination of employment (or generally comparable coverage) for himself, and, where applicable, his spouse and dependents, at the same premium rates and cost sharing as may be charged from time to time for employees generally, as if the Executive had continued in employment during such period (the COBRA continuation coverage period shall run concurrently with the Severance Period).”

6.         A new Section 2.3(c) is hereby added to the Existing Agreement and shall read in its entirety as follows:

“Severance payments under this Agreement are intended to be paid within the “short-term deferral” and the “separation pay” exceptions under Treas. Reg. sections 1.409A-1(b)(4) and (b)(9), respectively; provided, however, if at the time of Executive’s “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company, the Company or any affiliate has securities which are publicly-traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from section 409A of the Code, until the first payroll date that occurs after the date that is six (6) months following Executive’s separation from service with the

Company (as defined under section 409A of the Code). If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.”

7.         A new sentence is hereby added to the end of Section 2.4(a) of the Existing Agreement to read in its entirety as follows:

“Nothing in this Agreement shall preclude the Company or any parent, subsidiary or affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.”

8.         Section 11.7 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Parachute Payments. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by section 280G of the Code and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then amounts payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Executive and reasonably acceptable to the Company; provided, however, that if reduction is required by this Section 11.7, payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive, but where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. Further, if such reduction does occur, only amounts payable under this Agreement shall be reduced pursuant to this Section 11.7. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 11.7), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in section 4999 of the Code).”

9.         Section 11.8 of the Existing Agreement is hereby amended in its entirety to read as follows:

“Internal Revenue Code Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”

10.       Section 11.9 of the Existing Agreement is hereby amended to update the Company’s mailing address and replace Pepper Hamilton LLP with Morgan Lewis & Bockius LLP as the entity to which a copy of all notices shall be sent so that the Section now reads as follows:

“To the Company:	Antares Pharma, Inc.
Princeton Crossroads Corporate Center
250 Phillips Blvd., Suite 290
Ewing, NJ 08618
Attention: Chief Executive Officer
Facsimile: (609) 359-3015

with copy to:	Morgan, Lewis and Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Amy Pocino Kelly, Esq.
Facsimile: (877) 432-9652”

11.       In all respects not amended, the Existing Agreement is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive agree to the terms of the foregoing Amendment, effective as of the date set forth above.

.

ANTARES PHARMA, INC

By:
Name: Paul Wotton
Title:	Chief Executive Officer

EXECUTIVE

____________________________
Robert F. Apple